Exhibit 23.9

Resource Modeling Inc.

May 11, 2016

TO:	Seabridge Gold Inc. United States Securities and Exchange Commission

Re:	Seabridge Gold Inc. (the "Company") Consent of Expert

Ladies and Gentlemen:

In connection with the Company's Prospectus dated May 12, 2016 and all documents incorporated by reference therein (collectively, the "Prospectus") and the Company's Registration Statement on Form S-8 dated May 12, 2016 and any amendments thereto, including any post-effective amendments (collectively, the "Registration Statement"), I,  Michael J. Lechner, P.Geo., RPG, CPG, on behalf of myself and Resource Modeling Inc., hereby, consent to the use of my name and Resource Modeling Inc.'s name in the Prospectus and the Registration Statement and authorize the inclusion or incorporation by reference of information represented in the Prospectus and the Registration Statement as having been prepared by or under my supervision.

I confirm that I have read the Prospectus and the Registration Statement and have no reason to believe that there are any misrepresentations in the information contained therein that has been prepared by me or under my supervision or within my knowledge as a result of the services performed by me in connection with such information.

Yours truly,

/s/ Michael J. Lechner, P.Geo., RPG, CPG
Michael J. Lechner, P.Geo., RPG, CPG